CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Aberdeen Street Trust of our report dated April 10, 2026, relating to the financial statements and financial highlights of Fidelity Multi-Asset Index Fund, which appears in Fidelity Aberdeen Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 21, 2026